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Exhibit 4.2

THIS WARRANT AND THE SHARES ISSUABLE HEREUNDER HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, OR OTHERWISE TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION THEREOF UNDER SUCH ACT OR PURSUANT TO RULE 144 OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE CORPORATION AND ITS COUNSEL, THAT SUCH REGISTRATION IS NOT REQUIRED.

WARRANT TO PURCHASE COMMON STOCK

Corporation:	Senomyx, Inc., a Delaware corporation
Number of Shares:	25,000
Class of Stock:	Common
Initial Exercise Price:	$1.00
Issue Date:	July 17, 2001
Expiration Date:	The later to occur of July 17, 2011 or five (5) years after the date of the initial public offering of the common stock of Senomyx, Inc., a Delaware corporation

        THIS WARRANT CERTIFIES THAT, for the agreed upon value of $1.00 and for other good and valuable consideration, SILICON VALLEY BANK ("Holder") is entitled to purchase the number of fully paid and nonassessable shares of the class of securities (such class and series of stock in general are referred to herein as the "Applicable Series" and such number of the Applicable Series as is set forth above (and as modified in accordance with the provisions hereof) is referred to herein as the "Shares") of the corporation (the "Company") at the initial exercise price per Share (the "Warrant Price"), all as set forth above and as adjusted pursuant to Article 2 of this Warrant, subject to the provisions and upon the terms and conditions set forth in this Warrant.

ARTICLE 1.    EXERCISE.

        1.1    Method of Exercise.    Holder may exercise this Warrant by delivering a duly executed Notice of Exercise in substantially the form attached as Appendix 1 to the principal office of the Company. Unless Holder is exercising the conversion right set forth in Section 1.2, Holder shall also deliver to the Company a check for the aggregate Warrant Price for the Shares being purchased.

        1.2    Conversion Right.    In lieu of exercising this Warrant as specified in Section 1.1, Holder may from time to time convert this Warrant, in whole or in part, into a number of Shares determined by dividing (a) the aggregate fair market value of the Shares or other securities otherwise issuable upon exercise of this Warrant minus the aggregate Warrant Price of such Shares by (b) the fair market value of one Share. The fair market value of the Shares shall be determined pursuant to Section 1.4.

        1.3    Intentionally Omitted

        1.4    Fair Market Value.    If shares of the Applicable Series are traded in a public market, the fair market value of the Shares shall be the closing price of the shares reported for the business day immediately before Holder delivers its Notice of Exercise to the Company. If the shares of the Applicable Series are not traded in a public market, the Board of Directors of the Company shall determine fair market value in its reasonable good faith judgment. The foregoing notwithstanding, if Holder advises the Board of Directors in writing that Holder disagrees with such determination, then the Company and Holder shall promptly agree upon a reputable investment banking firm to undertake such valuation. If the valuation of such investment banking firm is greater than 105% of the amount determined by the Board of Directors, then all fees and expenses of such investment banking firm shall be paid by the Company. In all other circumstances, such fees and expenses shall be paid by Holder.

        1.5    Delivery of Certificate and New Warrant.    Promptly after Holder exercises or converts this Warrant, the Company shall deliver to Holder certificates for the Shares acquired and, if this Warrant has not been fully exercised or converted and has not expired, a new Warrant representing the Shares not so acquired.

        1.6    Replacement of Warrants.    On receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and, in the case of loss, theft or destruction, on delivery of an indemnity agreement reasonably satisfactory in form and amount to the Company or, in the case of mutilation, on surrender and cancellation of this Warrant, the Company at its expense shall execute and deliver, in lieu of this Warrant, a new warrant of like tenor.

        1.7    Sale, Merger, or Consolidation of the Company.

          1.7.1.    "Acquisition".    For the purpose of this Warrant, "Acquisition" means any sale, license, or other disposition of all or substantially all of the assets of the Company, or any reorganization, consolidation, or merger of the Company where the holders of the Company's securities before the transaction beneficially own less than 50% of the outstanding voting securities of the surviving entity after the transaction.

          1.7.2.    Assumption of Warrant.    Upon the closing of any Acquisition the successor entity shall assume the obligations of this Warrant, and this Warrant shall be exercisable for the same securities, cash, and property as would be payable for the Shares issuable upon exercise of the unexercised portion of this Warrant as if such Shares were outstanding on the record date for the Acquisition and subsequent closing. The Warrant Price shall be adjusted accordingly.

ARTICLE 2.    ADJUSTMENTS TO THE SHARES.

        2.1    Stock Dividends, Splits, Etc.    If the Company declares or pays a dividend on its common stock payable in common stock, or other securities, subdivides the outstanding common stock into a greater amount of common stock, then upon exercise of this Warrant, for each Share acquired, Holder shall receive, without cost to Holder, the total number and kind of securities to which Holder would have been entitled had Holder owned the Shares of record as of the date the dividend or subdivision occurred.

        2.2    Reclassification, Exchange, Combinations or Substitutions.    Upon any reclassification, exchange, substitution, or other event that results in a change of the number and/or class of the securities issuable upon exercise or conversion of this Warrant, Holder shall be entitled to receive, upon exercise or conversion of this Warrant, the number and kind of securities and property that Holder would have received for the Shares if this Warrant had been exercised immediately before such reclassification, exchange, substitution, or other event. The Company or its successor shall promptly issue to Holder a new Warrant for such new securities or other property. The new Warrant shall provide for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Article 2 including, without limitation, adjustments to the Warrant Price and to the number of securities or property issuable upon exercise of the new Warrant. The provisions of this Section 2.2 shall similarly apply to successive reclassifications, exchanges, substitutions, or other events.

        2.3    No Impairment.    The Company shall not, by amendment of its Amended and Restated Certificate of Incorporation (as in effect on the Issue Date) or through a reorganization, transfer of assets, consolidation, merger, dissolution, issue, or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed under this Warrant by the Company, but shall at all times in good faith assist in carrying out of all the provisions of this Article 2 and in taking all such action as may be necessary or appropriate to protect Holder's rights under this Article against impairment. If the Company takes any action affecting the Shares or its common stock other than as described above that adversely affects Holder's rights under this Warrant, the Warrant Price shall be adjusted downward and the number of Shares issuable upon exercise of this Warrant shall be adjusted upward in such a manner that the aggregate Warrant Price of this Warrant is unchanged.

        2.4    Fractional Shares.    No fractional Shares shall be issuable upon exercise or conversion of the Warrant and the number of Shares to be issued shall be rounded down to the nearest whole Share. If a fractional share interest arises upon any exercise or conversion of the Warrant, the Company shall eliminate such fractional share interest by paying Holder an amount computed by multiplying the fractional interest by the fair market value of a full Share.

        2.5    Certificate as to Adjustments.    Upon each adjustment of the Warrant Price, the Company at its expense shall promptly compute such adjustment, and furnish Holder with a certificate of its principal financial or accounting officer setting forth such adjustment and the facts upon which such adjustment is based. The Company shall, upon written request, furnish Holder a certificate setting forth the Warrant Price in effect upon the date thereof and the series of adjustments leading to such Warrant Price.

ARTICLE 3.    REPRESENTATIONS AND COVENANTS OF THE COMPANY.

        3.1    Representations and Warranties.    The Company hereby represents and warrants to Holder as follows:

          (a)   The initial Warrant Price per Share referenced on the first page of this Warrant is not greater than the fair market value of one share of the Applicable Series as of the date of this Warrant as determined by the Company's Board of Directors in its reasonable good faith judgment.

          (b)   All Shares which may be issued upon the exercise of the purchase right represented by this Warrant, and all securities, if any, issuable upon conversion of the Shares, shall, upon issuance, be duly authorized, validly issued, fully paid and nonassessable, and free of any liens and encumbrances except for (i) restrictions on transfer provided for herein or under applicable federal and state securities laws and (ii) liens or encumbrances that may be incurred by Holder.

          (c)   The Capitalization Table attached to this Warrant is true and complete as of the Issue Date.

        3.2    Notice of Certain Events.    If the Company proposes at any time (a) to declare any dividend or distribution upon its common stock, whether in cash, property, stock, or other securities and whether or not a regular cash dividend; (b) to offer for subscription pro rata to the holders of any class or series of its stock any additional shares of stock of any class or series or other rights; (c) to effect any reclassification or recapitalization of common stock; (d) to engage in an Acquisition, or to liquidate, dissolve or wind up; or (e) offer holders of registration rights the opportunity to participate in an underwritten public offering of the Company's securities for cash, then, in connection with each such event, the Company shall give Holder (1) at least ten (10) days prior written notice of the date on which a record will be taken for such dividend, distribution, or subscription rights (and specifying the date on which the holders of common stock will be entitled thereto) or for determining rights to vote, if any, in respect of the matters referred to in (c) and (d) above; (2) in the case of the matters referred to in (c) and (d) above at least ten (10) days prior written notice of the date when the same will take place (and specifying the date on which the holders of common stock will be entitled to exchange their common stock for securities or other property deliverable upon the occurrence of such event); and (3) in the case of the matter referred to in (e) above, the same notice as is given to the holders of such registration rights. This Section 3.2 shall terminate upon the earliest to occur of (i) the Company's first firm commitment underwritten public offering of its common stock registered under the Securities Act of 1933, as amended (such public offering, the "IPO"), (ii) the expiration of this Warrant, or (iii) the first date that Holder and its affiliates holds neither this Warrant nor any Shares issued under this Warrant.

        3.3    Information Rights.    So long as Holder holds this Warrant and/or any of the Shares, the Company shall deliver to Holder (a) promptly after mailing, copies of all notices or other written communications to the stockholders of the Company, (b) within one-hundred twenty (120) days after the end of each fiscal year of the Company, the annual audited financial statements of the Company certified by independent public accountants of recognized standing and (c) such other financial statements required under and in accordance with any loan documents between Holder and the Company (or if the subject loan(s) no longer are outstanding), then within forty-five (45) days after the end of each of the first three quarters of each fiscal year, the Company's quarterly, unaudited financial statements. This Section 3.3 shall terminate upon the earliest to occur of (i) the Company's IPO, (ii) the expiration of this Warrant, and (iii) the first date that Holder and its affiliates holds neither this Warrant nor any Shares issued under this Warrant.

        3.4    Registration Under Securities Act of 1933, as amended.    The Company agrees that the Shares or, if the Shares are convertible into common stock of the Company, such common stock, shall be subject to the transfer restrictions (which in turn are subject to Sections 5.3 and 5.4 hereof) and registration rights set forth in Section 2 of the Company's Third Amended and Restated Investor Rights Agreement dated January 9, 2001 (the "Rights Agreement", and the Company represents and warrants that a true, correct, and complete copy of the Rights Agreement in effect on the Issue Date has been delivered to Holder). The provisions set forth in the Rights Agreement in effect as of the Issue Date may not be amended, modified or waived without the prior written consent of Holder unless such amendment, modification or waiver affects Holder in the same manner as they affect all other stockholders of the outstanding shares of the Company who are parties to the Rights Agreement.

ARTICLE 4.    REPRESENTATIONS, WARRANTIES OF HOLDER.    Holder represents and warrants to the Company as follows:

        4.1    Purchase for Own Account.    Except for transfers to Holder's affiliates, this Warrant and the securities to be acquired upon exercise of this Warrant by Holder will be acquired for investment for Holder's account, not as a nominee or agent, and not with a view to the public resale or distribution within the meaning of the 1933 Act, and Holder has no present intention of selling, granting any participation in, or otherwise distributing the same. If not an individual, Holder also represents that Holder has not been formed for the specific purpose of acquiring this Warrant or the Shares.

        4.2    Disclosure of Information.    Holder has received or has had full access to all the information it considers necessary or appropriate to make an informed investment decision with respect to the acquisition of this Warrant and its underlying securities. Holder further has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of this Warrant and its underlying securities and to obtain additional information (to the extent the Company possessed such information or could acquire it without unreasonable effort or expense) necessary to verify any information furnished to Holder or to which Holder has access.

        4.3    Investment Experience.    Holder understands that the purchase of this Warrant and its underlying securities involves substantial risk. Holder: (i) has experience as an investor in securities of companies in the development stage and acknowledges that Holder is able to fend for itself, can bear the economic risk of such Holder's investment in this Warrant and its underlying securities and has such knowledge and experience in financial or business matters that Holder is capable of evaluating the merits and risks of its investment in this Warrant and its underlying securities and/or (ii) has a preexisting personal or business relationship with the Company and certain of its officers, directors or controlling persons of a nature and duration that enables Holder to be aware of the character, business acumen and financial circumstances of such persons.

        4.4    Accredited Investor Status.    Holder is an "accredited investor" within the meaning of Regulation D promulgated under the 1933 Act.

ARTICLE 5.    MISCELLANEOUS.

        5.1    Term.    This Warrant is exercisable, in whole or in part, at any time and from time to time on or before the Expiration Date set forth above.

        5.2    Legends.    This Warrant and the Shares (and the securities issuable, directly or indirectly, upon conversion of the Shares, if any) shall be imprinted with a legend in substantially the following form:

          THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR OTHERWISE TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION THEREOF UNDER SUCH ACT OR PURSUANT TO RULE 144 OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE CORPORATION AND ITS COUNSEL THAT SUCH REGISTRATION IS NOT REQUIRED.

        5.3    Compliance with Securities Laws on Transfer.    This Warrant and the Shares issuable upon exercise this Warrant (and the securities issuable, directly or indirectly, upon conversion of the Shares, if any) may not be transferred or assigned in whole or in part without compliance with applicable federal and state securities laws by the transferor and the transferee (including, without limitation, the delivery of investment representation letters and legal opinions reasonably satisfactory to the Company, as reasonably requested by the Company). The Company shall not require Holder to provide an opinion of counsel if the transfer is to an affiliate of Holder, or if there is no material question as to the availability of current information as referenced in Rule 144(c), Holder represents to the Company that it has complied with Rule 144(d) and (e) in reasonable detail, the selling broker represents to the Company that it has complied with Rule 144(f), and the Company is provided with a copy of Holder's notice of proposed sale.

        5.4    Transfer Procedure.    Subject to the provisions of Section 5.3, upon receipt by Holder of the executed Warrant, Holder will transfer all or part of this Warrant or the Shares issuable upon exercise of this Warrant (or the securities issuable, directly or indirectly, upon conversion of the Shares, if any) to Silicon Valley Bancshares, Holder's parent company. Subject to the provisions of Section 5.3, Holder or Silicon Valley Bancshares (if applicable) may transfer all or part of this Warrant or the Shares issuable upon exercise of this Warrant (or the securities issuable, directly or indirectly, upon conversion of the Shares, if any) to The Silicon Valley Bank Foundation, or to any affiliate of Holder, or to any other transferee, by giving the Company written notice (which written notice, in the case of any transferee other than The Silicon Valley Bank Foundation or any affiliate of Holder, shall be prior written notice) of the portion of the Warrant being transferred with the name, address and taxpayer identification number of the transferee and surrendering this Warrant to the Company for reissuance to the transferee(s) (and Holder if applicable). The Company will have the right to refuse to transfer this Warrant to any person who directly competes with the Company unless the Company's stock is publicly traded.

        5.5    Notices.    All notices and other communications from the Company to Holder, or vice versa, shall be deemed delivered and effective (a) when given personally, (b) when sent by confirmed facsimile if sent during normal business hours of the recipient, if not, then on the next business day, (c) three (3) days after having been mailed by first-class registered or certified mail, return receipt requested, postage prepaid, or (d) one day after deposit with a nationally recognized overnight carrier, specifying next day delivery, with written verification of receipt, at such address as may have been furnished to the Company or Holder, as the case may be, in writing by the Company or such holder from time to time. Initially, all notices to be provided under this Warrant shall be sent to the following addresses:

    Silicon Valley Bank
    Attn: Treasury Department
    3003 Tasman Drive
    Santa Clara, CA 95054

    Senomyx, Inc.
    Attn: Corporate Counsel (with a courtesy copy at the same address to:
    Chief Executive Officer/President)
    11099 N. Torrey Pines Road
    La Jolla, CA 92037

        5.6    Waiver.    This Warrant and any term hereof may be changed, waived, discharged or terminated only by an instrument in writing signed by the party against which enforcement of such change, waiver, discharge or termination is sought.

        5.7    Attorneys Fees.    In the event of any dispute between the parties concerning the terms and provisions of this Warrant, the party prevailing in such dispute shall be entitled to collect from the other party all costs incurred in such dispute, including reasonable attorneys' fees.

        5.8    Governing Law.    This Warrant shall be governed by and construed in accordance with the laws of the State of California, without giving effect to its principles regarding conflicts of law.

        5.9    Market "Stand-Off" Agreement.    Holder, on behalf of itself and its transferees, hereby agrees that it shall not sell, transfer, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale, any common stock (or other securities) of the Company held by it (other than those included in the registration) for a period specified by the representative of the underwriters of common stock (or other securities) of the Company not to exceed one hundred eighty (180) days following the effective date of a registration statement of the Company filed under the Securities Act of 1933, as amended; provided that all officers and directors of the Company enter into and remain bound by similar agreements. The foregoing sentence shall not apply to transactions relating to shares of common stock or other securities of the Company acquired in open market transactions after the completion of the Company's IPO ("After-Acquired Shares"), provided, however, that the exception to this Section 5.9 provided by this sentence relative to any After-Acquired Shares of Holder shall cease to be effective with regard to Holder immediately on the first date that Holder is in a net "short" position with regard to After-Acquired Shares.

        5.10    No Voting or Dividend Rights.    Nothing contained in this Warrant shall be construed as conferring upon Holder the right to vote or to consent as a stockholder of the Company or any other matters or any rights whatsoever as a stockholder of the Company or party to the Investor Rights Agreement. No dividends or interest shall be payable or accrued in respect of this Warrant or the interest represented hereby or the Shares issuable hereunder until, and only to the extent that, this Warrant shall have been exercised.

[remainder of page intentionally left blank; signature page follows]

        IN WITNESS WHEREOF, the parties hereto have caused this Warrant to be executed and delivered as of the Issue Date.

"COMPANY"
Senomyx, Inc.
By:	/s/ SAIID ZARRABIAN
Name:	Saiid Zarrabian (Print)
Title:	Chairman of the Board, President or Vice President
By:	/s/ JEAN J. LOCKHART
Name:	Jean J. Lockhart (Print)
Title:	Chief Financial Officer, Secretary, Assistant Treasurer or Assistant Secretary
"HOLDER" Silicon Valley Bank
By:	/s/ LINDA LEBEAU
Name:	Linda LeBeau
Title:	SVP

APPENDIX 1

NOTICE OF EXERCISE

        1.     The undersigned hereby elects to purchase            shares of the Common Stock of                        . pursuant to the terms of the attached Warrant, and tenders herewith payment of the purchase price of such shares in full.

        1.     The undersigned hereby elects to convert the attached Warrant into Shares in the manner specified in Section 1.2 of the Warrant. This conversion is exercised with respect to                        of the Shares covered by the Warrant.

        [Strike paragraph that does not apply.]

        2.     Please issue a certificate or certificates representing said shares in the name of the undersigned or in such other name as is specified below:

(Name)

(Address)

        3.     The undersigned represents it is acquiring the shares solely for its own account and not as a nominee for any other party and not with a view toward the resale or distribution thereof except in compliance with applicable securities laws. The undersigned further represents that it is an "accredited investor" within the meaning of Regulation D promulgated under the 1933 Act.

(Signature)
(Date)

AMENDMENT TO WARRANT

        This Amendment to Warrant (the "Amendment") is entered into as of November 14, 2001 (the "Effective Date") by and between Senomyx, Inc., a Delaware corporation (the "Company") and Silicon Valley Bank ("Holder").

        WHEREAS, under the terms of that certain Warrant dated as of July 13, 2001, between the Company and Holder (the "Warrant"), the Company has issued to Holder a warrant to purchase 25,000 shares of the Company's Common Stock;

        WHEREAS, the Company and Holder desire that Holder become a party to that certain Fourth Amended and Restated Investor Rights Agreement dated as of November 14, 2001 (the "Rights Agreement"), solely for the purposes as designated therein; and

        WHEREAS, the Company and Holder desire to amend the Warrant as provided herein.

        NOW, THEREFORE, in consideration of the foregoing recitals, and in consideration for entering into the Rights Agreement, the parties hereto agree as follows:

        1.     Section 3.4 of the Warrant is hereby deleted in its entirety.

        2.     Except as amended by the preceding paragraph, the Warrant shall remain in full force and effect in accordance with its terms.

        3.     This Amendment shall be governed by and construed in accordance with the laws of the state of California, without giving effect to its principles regarding conflicts of law.

        4.     This Amendment may be signed in any number of counterparts, each of which will be deemed an original and all of which taken together shall constitute one and the same instrument.

        In Witness Whereof, the parties hereto have executed this Amendment to Warrant as of the date set forth in the first paragraph hereof.

SENOMYX, INC.
By:	/s/ SAIID ZARRABIAN
Name:	Saiid Zarrabian
Title:	President and COO
SILICON VALLEY BANK
By:	/s/ TODD HARRIS
Name:	Todd Harris
Title:	Financial Planning Director

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WARRANT TO PURCHASE COMMON STOCK